UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 3, 2022

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10578 Science Center Drive, Suite 125

San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On October 3, 2022, Avidity Biosciences, Inc. (“Avidity” or the “Company”) announced its planned FORTITUDE trial of AOC 1020 in adult participants with facioscapulohumeral muscular dystrophy (“FSHD”). The FORTITUDE trial is a randomized, placebo-controlled, double-blind, Phase 1/2 clinical trial designed to evaluate single and multiple doses of AOC 1020 in 68 adult participants with FSHD. FORTITUDE will evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of AOC 1020 administered intravenously, with the primary objective being the safety and tolerability of AOC 1020 in FSHD patients. Activity of AOC 1020 will be assessed using key biomarkers, including magnetic resonance imaging (“MRI”) measures of muscle volume and composition. Though the Phase 1/2 trial is not statistically powered to assess functional benefit, it will explore the clinical activity of AOC 1020 including measures of mobility and muscle strength as well as patient reported outcomes and quality of life measures. Participants will have the option to enroll in an open-label extension study at the end of the treatment period in the FORTITUDE study. In the first half of 2024, the Company plans to conduct a preliminary assessment in approximately half of the study participants in the FORTITUDE trial.

In preclinical studies, a single intravenous dose with the murine version of AOC 1020 prevented development of muscle weakness demonstrated by three functional assays: i) treadmill running, ii) in vivo force and iii) compound muscle action potential. Additionally, data from a preclinical study conducted to assess pharmacology in the mouse model of FSHD showed robust dose-dependent down regulation of DUX4 genes in skeletal muscle for eight weeks following a single intravenous dose of the murine version of AOC 1020.

In addition to the preclinical studies described above, Avidity completed an IND-enabling good laboratory practice (“GLP”) toxicology study of AOC 1020 in non-human primate (“NHP”). Results from the IND-enabling study showed that AOC 1020 was generally well tolerated and supported advancement into the clinic, with no dose limiting toxicity observed in NHP at the highest dose tested. The study did not observe any treatment-related histopathologic toxicity, platelet or renal toxicity or any changes in safety pharmacology parameters (cardiac, respiratory and neurological). The highest dose tested in both NHP and murine models was the maximum feasible dose and was the no-observed adverse effect level (“NOAEL”).

Forward-Looking Statements

Avidity cautions readers that statements contained in this report regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the progression of the Company’s clinical program for AOC 1020; the anticipated design of the FORTITUDE trial; and AOC 1020’s potential to treat the underlying biological cause of FSHD. The inclusion of forward-looking statements should not be regarded as a representation by Avidity that any of these plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the business, including, without limitation: Avidity is early in its development efforts; Avidity’s approach to the discovery and development of product candidates based on its AOC platform is unproven, and the Company does not know whether it will be able to develop any products of commercial value; potential delays in the commencement, enrollment and completion of preclinical studies or clinical trials; the success of its preclinical studies and clinical trials for the company’s product candidates; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; unexpected adverse side effects or inadequate efficacy of its product candidates that may delay or limit their development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Avidity’s dependence on third parties in connection with preclinical and clinical testing and product manufacturing; regulatory developments in the United States and foreign countries, including acceptance of INDs and similar foreign regulatory filings and the proposed design of future clinical trials; disruption to its operations from the COVID-19 pandemic or the war in Ukraine; and other risks described in prior press releases and in filings with the Securities and Exchange Commission. Avidity cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: October 4, 2022	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial and Chief Business Officer